Exhibit 10.10


[CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.]

                                LICENSE AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and effective as of this 12th day of March, 1999 by and between CNS, Inc., a Delaware corporation ("Licensee"), and WinEase, L.L.C., a Minnesota limited liability company ("Licensor").

                                    RECITALS

         WHEREAS, Licensor is now and has been engaged in developing certain technology related to animal care and specifically has developed products and methods directed to the support of nasal passages for animals, including the "Products" (as defined in Paragraph 1.1 below);

         WHEREAS, Licensor owns certain patents, pending patent applications and Know-how (as defined in Paragraph 1.4) related to the Products and methods, these patents and pending applications listed in the attached Schedule 1.5, and Licensor is willing to license such patents, pending applications and Know-how to Licensee exclusively and in accordance with the terms of this Agreement;

         WHEREAS, Licensor has also developed certain trademarks related to the Products and owns certain trademark registrations and pending trademark applications as listed in the attached Schedule 1.6, and Licensor is willing to license such trademarks including the trademark registrations and pending applications in accordance with the terms of the Trademark License Agreement attached hereto as Exhibit A;

         WHEREAS, Licensee desires to obtain an exclusive, worldwide, royalty-bearing license from Licensor under all of those certain patents, patent applications, Know-how, Product Improvements (as defined in Paragraph 1.3), trademarks, and trademark applications relating to the development, manufacture, sale and use of the Products and Licensed Methods (as defined in Paragraph 1.2).

         NOW, THEREFORE, in consideration of these premises, and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. GENERAL DEFINITIONS. As used herein, the following terms shall be defined in the manner set forth below:

         1.1 Products. The term "Products" shall mean the nasal support devices for animals and parts and components thereof and related thereto and any other products similar in function and purpose developed by Licensor or any of its employees, consultants, agents or representatives prior to or during the term of this Agreement based upon or using the Know-how or any claim within Patent Rights. The term Products also specifically includes any product that is made by a Licensed Method or is intended to be used in accordance with a Licensed Method.

         1.2 Licensed Methods. The term "Licensed Methods" shall mean any methods or techniques developed by Licensor of making or using the nasal support devices for animals and parts and components thereof and related thereto and any other products similar in function and purpose developed by Licensor or any of its employees, consultants, agents or representatives prior to or during the term of this Agreement based upon or using the Know-how or any claim within the Patent Rights.

         1.3 Product Improvements. The term "Product Improvements" shall mean any improvement or enhancement to the Products or any similar product conceived of by Licensor or any of its officers, employees, consultants, agents or representatives after the effective date of this Agreement which utilize any of the Know-how, Patent Rights or Licensed Methods.

         1.4 Know-how. The term "Know-how" shall mean any and all of the information of any description directly relating to the Products and Licensed Methods developed by or for Licensor at any time prior to or after the effective date of this Agreement and connected or associated with the Patent Rights, including, but not limited to, any and all tangible and intangible information, technology, documents and materials in the possession and control of Licensor (prior to the term of this Agreement), necessary or desirable in order to enable Licensee to utilize fully the rights granted by Licensor to Licensee hereunder and shall include, without limiting the foregoing, the ideas, concepts, confidential information, trade secrets and techniques, as well as all the materials, documents, manuals, schematics, blueprints, specifications, patterns, art work, bills of materials and technical specifications and other information owned or controlled by Licensor relating to the Products, Patent Rights and Licensed Methods.

         1.5 Patent Rights. The term "Patent Rights" shall mean the following:
(i) the United States and foreign patent(s) and patent application(s) listed on the attached Schedule 1.5 relating to the Products and Licensed Methods; (ii) all future United States or foreign patent applications related to the Products, Product Improvements and Licensed Methods and any patents arising therefrom;
(iii) the rights, patents and patent applications, if any, in any country or jurisdiction in the world corresponding to the United States patents or patent applications; and (iv) any division, continuation, continuation-in-part, divisional, re-examined, reissued or extended letters patent, applications and petty patents, utility models, utility model conversions, inventor's certificates relating to the inventions claimed in any of the foregoing United States patents and patents pending and foreign patent rights, which may be developed, acquired or controlled by Licensor during the term of this Agreement and with respect to which Licensor has or shall have the right to grant the license hereinafter provided.

         1.6 Trademark Rights. The term "Trademark Rights" shall mean those trademarks procured by Licensor and listed on the attached Schedule 1.6 for use in connection with Products and Licensed Methods, including all current and future registrations and pending trademark applications in the United States and foreign countries that are related to those trademarks listed in Schedule 1.6. The term Trademark Rights also includes any new trademarks that may be developed by Licensor for application to the Products or the Licensed Methods.

         1.7 Contract Year and Quarter. The term "Contract Year" shall mean each period of twelve (12) consecutive months commencing on the first day of the first month of the Contract Quarter following the date Licensee elects, in its sole discretion, to commercially introduce the Products (the "Product Acceptance Date"); provided, however, the Product Acceptance Date shall in no event be later than September 1, 1999 unless otherwise agreed by both parties. The term "Contract Quarter" shall mean each period of three (3) consecutive months commencing on the first day of (i) July, 1999 in the event that the Product Acceptance Date occurs on or before August 15, 1999; or (ii) October, 1999 in the event that the Product Acceptance Date occurs after August 15, 1999.

         1.8 Net Sales The term "Net Sales" shall mean the total amount collected by Licensee or any sublicensee for sales of the Products to third parties after a deduction of any: (i) sales, use or excise taxes; (ii) freight or shipping charges; (iii) duty or insurance included therein; (iv) credits or prepayments due to rejections; (v) defects or returns; and (vi) amounts for trade and quantity discounts actually allowed and taken.

         1.9 Earned Royalty. The term "Earned Royalty" shall mean the royalty payable to Licensor on the Net Sales from the sale of the Products.

         2. LICENSING AND COMMERCIALIZATION.

         2.1 Patent Rights and Know-how License. Licensor hereby grants to Licensee a sole and exclusive, worldwide, royalty-bearing license, subject to Paragraph 2.3 below, to manufacture, have others manufacture for it, use, sell, distribute, export, or otherwise dispose of the Products and to practice the Licensed Methods to make or use the Products under the Patent Rights and the Know-how of Licensor.

         2.2 Confidentiality of Know-how. Except as required by law or by a governmental agency or as may otherwise be necessary or desirable for Licensee to fully utilize the rights granted under this Agreement, Licensee agrees that it will not, directly or indirectly, disseminate, disclose or otherwise make available to any third party Know-how without the prior consent of Licensor and will take all steps reasonably necessary to carry out this obligation so long as Licensor has a reversionary right to such Know- how by the terms of this Agreement, or unless such Know-how is already known to Licensee or until such Know-how is, or becomes, generally known to the public or is subsequently received by Licensee in good faith and without any restrictions as to disclosure from a third party which has the right to make such disclosure. Notwithstanding the foregoing, Licensee may disclose any Know-how to its directors, officers, employees, representatives and agents who may need to know such information.

         2.3 Sublicenses. Except as may be otherwise necessary or desirable to manufacture or have manufactured the Products or any components therefore, Licensee may not sublicense to any third party, including affiliates of Licensee, any rights granted by Licensor to Licensee hereunder in the United States. Licensee may, however, sublicense any such rights to a third party or affiliates outside the United States for selling the Products outside the United States and without the right to import the Products into the United States. In the event of any sublicense granted under this Paragraph 2.3, Licensee shall (1) retain all rights and be responsible for all obligations under this Agreement, and (2) enter into a written agreement with any such sublicensee (x) with a term no greater than the term of this Agreement, (y) with rights granted to any such sublicensee which are no greater than the terms of this Agreement, and (z) pursuant to which Licensee shall use reasonable business efforts to impose upon such sublicensees similar obligations as Licensor has imposed upon Licensee under this Agreement.

         2.4 Assignments. Licensee may assign, convey or transfer any and all of its rights under this Agreement ("Transfer") to a successor in interest of substantially all of the assets or capital stock of Licensee (the "Acquirer"). In the event of such a Transfer, any such Acquirer shall assume all of the obligations of Licensee hereunder and this Agreement shall be binding upon and inure to the benefit of such Acquirer. Except as otherwise set forth in or contemplated by Paragraph 2.3 above, no other Transfer may be made by Licensee or the Acquirer unless Licensee or the Acquirer grants Licensor an exclusive right of first refusal to purchase all of the rights conferred under this Agreement in accordance with the following procedure:

         (a) First, Licensee or the Acquirer, as the case may be, shall give Licensor written notification of its intention to enter into a transaction which operates to effectuate a Transfer (a "Transaction") and shall not enter into any such Transaction without first disclosing all material information about the proposed Transaction to Licensor and offering to enter into a Transaction on substantially identical terms with Licensor; and then

         (b) Second, Licensor shall, unless otherwise waived in writing by Licensor, have a period of thirty (30) days after receipt of written notification of any proposed Transaction to exercise its right of first refusal and enter into a Transaction on substantially identical terms. The right of first refusal procedure outlined in this Paragraph 2.4 shall be repeated prior to entering into by Licensee or the Acquirer of any Transaction that is (a) on terms less favorable in a material respect to the Licensee or the Acquirer than specified in an earlier written notice to Licensor, or (b) with a party other than that specified in an earlier written notice.

         2.5 Option for Product Improvements. Licensor shall own all of its Product Improvements. Upon Licensor's conception and reduction to practice of any Product Improvement, Licensor will disclose such Product Improvement to Licensee in writing within a reasonable period of time, and subsequently, Licensee shall have the first option to include any such Product Improvement within the exclusive license granted above in Paragraph 2.1. Licensee shall make its election under this option within thirty (30) days after disclosure from Licensor.

         2.6 Patent Procurement and Costs. Licensee shall be solely responsible for and pay all patent costs and expenses (including reasonable attorneys' fees) to be incurred during the term of this Agreement in obtaining, prosecuting, and maintaining any of the Patent Rights issued or to be issued under the law of any country or jurisdiction identified on Schedule 2.6, including filing, prosecution, working and maintenance costs and taxes. Notwithstanding the above, Licensor shall direct and control the procurement and maintenance of the Patent Rights and shall select patent counsel for such procurement or maintenance (which counsel is subject to the reasonable consent of Licensee); provided, however, that Licensee shall have the right to terminate such patent counsel if Licensee has a reasonable basis for not being satisfied with such counsel's efforts or results, and in such event Licensee shall select a new patent counsel (which counsel is subject to the reasonable consent of Licensor). With respect to the procurement and maintenance of any of the Patent Rights in countries not identified on Schedule 2.6, Licensor shall not be responsible for or required to pay any patent costs or expenses unless it has given its prior written consent to the procurement of such Patent Rights in any such country.

         2.7 Trademark Licensing. The Trademark Rights are licensed pursuant to the "Trademark License Agreement" that is attached to this Agreement as Exhibit A and made a part hereof.

         3. REPRESENTATIONS AND WARRANTIES.

         3.1 Licensor hereby warrants and represents to Licensee as follows:

                  (a) Licensor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota.

                  (b) This Agreement has been duly authorized, executed and delivered by Licensor and constitutes a valid and binding obligation of Licensor, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as and to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement and the agreements attached hereto by Licensor and the consummation of the transactions contemplated thereby have been authorized by all necessary corporate action and do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of any organizational charter, articles, bylaw, member control, operating or other agreement, contract or instrument to which Licensor is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which Licensor is subject.

                  (c) Licensor is the sole and exclusive owner of all the rights of James R. Chiapetta, Edward L. Blach and all other employees, agents, consultants or representatives of Licensor with respect to the Products, Licensed Methods, Patent Rights, Know-how and Trademark Rights.

                  (d) Licensor has been allowed and the issue fee has been paid for the United States patent(s) as listed on Schedule 1.5 covering the Products or Licensed Methods. Additional United States and international patent applications that are directed to the Products and Licensed Methods are currently pending as set forth on Schedule 1.5. Licensor has no knowledge of information that would render any of the listed patent applications (or patents granted therefrom) invalid or unenforceable.

                  (e) Licensor has good and marketable title to the Trademark Rights, Patent Rights and Know-how, free and clear of any and all liens, pledges, claims, licenses, assignments, conditional sales contracts, agreements or encumbrances of any kind that would impair Licensor's ability to grant the licenses under this Agreement or the Trademark License Agreement.

                  (f) Licensor has no knowledge that any of the Trademark Rights, Products, Licensed Methods, Patent Right or Know-how infringes on any patent, copyright, trademark, trade secret, trade dress or any other intellectual property right of any third party.

                  (g) None of Licensor's undertakings or activities in connection with the development, manufacture and sale of the Products involve the wrongful use of the proprietary rights or assets of any third party or give rise to any claim by any third party of ownership or rights in the Trademark Rights, Patent Rights, Licensed Methods or Know-how.

                  (h) Licensor has not received notice of any claims, actions, suits or proceedings pending or threatened effecting Licensor, the Trademark Rights, the Patent Rights, the Licensed Methods or the Know-how, which, if adversely determined, would have a material adverse effect upon Licensee's ability to manufacture, have manufactured, use or sell the Products or otherwise practice the rights and technology licensed to Licensee by Licensor under this Agreement and, to Licensor's knowledge, there is no reasonable basis for anyone to bring such claims, actions, suits or proceedings.

                  (i) Licensor has not received any claim from any third-party proceedings relating to the Trademark Rights, Licensed Methods, Patent Rights or Know-how, or that the Products are based upon infringement of any patent or misappropriation or misuse of trade secrets or any other intellectual property right.

         3.2 Licensee hereby warrants and represents to Licensor as follows:

                  (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) This Agreement has been duly authorized, executed and delivered by Licensee and constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement and the agreements attached hereto by Licensee and the consummation of the transactions contemplated thereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of Licensee's Certificate of Incorporation or Bylaws or other agreement, contract or instrument to which Licensee is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which Licensee is subject.

         4. PAYMENTS, ROYALTIES AND REPORTS.

         4.1 Initial License Fee. On the date hereof, Licensee will pay to Licensor the sum of $[CONFIDENTIAL TREATMENT REQUESTED] as an initial license fee.

         4.2 Additional License Fees. Unless this Agreement is earlier terminated or notice of termination is furnished in accordance with Paragraph
7.3 hereof, Licensee will pay to Licensor additional license fees in accordance with the following:

                  (a) the sum of $[CONFIDENTIAL TREATMENT REQUESTED] on the Product Acceptance Date;

                  (b) the sum of $[CONFIDENTIAL TREATMENT REQUESTED] on the earlier of: (i) six (6) months after the Product Acceptance Date; or
         (ii) Net Sales from the sales of Products equal or exceed $[CONFIDENTIAL TREATMENT REQUESTED] in the aggregate; and

                  (c) the sum of $[CONFIDENTIAL TREATMENT REQUESTED] on the earlier of: (i) twelve (12) months after the Product Acceptance Date; or (ii) aggregate Net Sales from the sales of Products equal or exceed $[CONFIDENTIAL TREATMENT REQUESTED] U.S. in the aggregate.

         4.3 Royalties on Account of Net Sales.

                  (a) Licensee agrees to pay to Licensor royalties as follows based on the annual Net Sales from the sale of Products which are manufactured, used, sold or imported into a jurisdiction in which Licensor owns or controls an unexpired granted patent of Patent Rights containing a valid claim covering such manufacture, use, sale or importation: (a) [CONFIDENTIAL TREATMENT REQUESTED]% of Net Sales until royalties have been paid on a total of $[CONFIDENTIAL TREATMENT REQUESTED] U.S., then (b) [CONFIDENTIAL TREATMENT REQUESTED]% of Net Sales until royalties have been paid on a total of $[CONFIDENTIAL TREATMENT REQUESTED] U.S., then (c) [CONFIDENTIAL TREATMENT REQUESTED]% of Net Sales until royalties have been paid on a total of $[CONFIDENTIAL TREATMENT REQUESTED] U.S., and then (d) [CONFIDENTIAL TREATMENT REQUESTED]% of all Net Sales in excess of a total of $[CONFIDENTIAL TREATMENT REQUESTED] U.S.

                  (b) The royalty percentages provided for in Paragraph 4.3(a) above shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED] ([CONFIDENTIAL TREATMENT REQUESTED]) on account of Net Sales of Products which are manufactured, used, sold or imported into a jurisdiction in which Licensor does not own or control an unexpired granted patent of Patent Rights containing a valid claim covering such manufacture, use, sale or importation.

                  (c) In the event that any third party sells or markets a nasal support device that competes with the Products in a particular jurisdiction and Licensee is unable to prohibit such competitor from marketing or selling such a competitive product in the particular jurisdiction through patent proceedings or other measures set forth in or contemplated by Section 6, the royalties provided for hereunder shall be proportionately reduced such that the royalty percentages then in effect under either Paragraphs 4.3(a) and 4.3(b) above shall be multiplied by the market share held by Licensee in the particular jurisdiction as determined by Licensee every six (6) months in a good faith analysis of the relevant markets and the competitive effect of such products on Net Sales.

                  (d) It is further understood and agreed by the parties that a Product sold and subject to royalty under this Agreement shall not be subject to more than one royalty payment and that the royalties provided for under this Agreement shall in no event be reduced to less than [CONFIDENTIAL TREATMENT REQUESTED]% of Net Sales.

         4.4 Quarterly Payments. All royalties due Licensor from Licensee hereunder shall be payable on a Contract Quarterly basis. Within thirty (30) days after the end of each Contract Quarter during the term of this Agreement, Licensee shall pay to Licensor the royalty due Licensor under Paragraph 4.3 through the end of the preceding Contract Quarter and shall furnish Licensor with a written statement setting forth the number of Products sold and the Net Sales received during such Contract Quarter, and the resulting amount of the royalty due Licensor under Paragraph 4.3.

         4.5 Minimum Royalties. To maintain its rights hereunder, Licensee shall pay to Licensor minimum royalties after the Product Acceptance Date in accordance with Paragraph 4.4 and the following:

                      Minimum Royalty Payment                Minimum Royalty Payment
Contract Year*           Per Contract Year                     Per Contract Quarter
--------------           -----------------                     --------------------
Year 1          $[CONFIDENTIAL TREATMENT REQUESTED]    $[CONFIDENTIAL TREATMENT REQUESTED]
Year 2**         [CONFIDENTIAL TREATMENT REQUESTED]     [CONFIDENTIAL TREATMENT REQUESTED]

*Twelve-month periods beginning on the Contract Year.

**Unless earlier terminated in accordance with Section 7 of this Agreement, through the Contract Year of the expiration date of the last of the Patent Rights.

         4.7 Minimum Royalty Payment. Licensee shall pay Licensor within thirty
(30) days after the end of each Contract Quarter, an amount equal to (i) the minimum royalties payable pursuant to the terms of Paragraph 4.5 for the Contract Quarter then ended, less (ii): (a) the aggregate amount of Earned Royalties actually paid to Licensor pursuant to the terms of Paragraphs 4.3 and
4.4 for the Contract Quarter then ended; and (b) any Earned Royalties paid to Licensor during the prior Contract Quarters in the current Contract Year that exceed the amount of cumulative minimum royalties payable for those Contract Quarters. Licensee's failure to pay any and all amounts payable under the preceding sentence within thirty (30) days after receipt of written notice from Licensor that such amounts have not been timely paid shall render the licenses granted hereunder void and thereupon, Licensee shall have no further rights or interests of any kind or nature with respect to the Products, Patent Rights and Know-how, and Licensee shall take any and all action that Licensor may reasonably request to further document the provisions hereof. In the event that any law, statute, regulation, rule, guideline, ruling, order or decision prevents Licensee from marketing or offering the Products for sale, the minimum royalty payment will be suspended until such time that Licensee is no longer prevented from marketing or offering the Products for sale.

         4.8 Late Payment. Licensee shall pay a late payment fee to Licensor for any Contract Quarter when the royalty amount that is due and payable is not made within thirty (30) days after the end of that Contract Quarter. The late payment fee shall be calculated at a variable rate of two percent (2%) over the prime per annum interest rate as set from time to time by Norwest Bank Minneapolis, N.A., Minneapolis, Minnesota (the "Interest Rate"), on any and all amounts that are at any time overdue and payable to Licensor under this Agreement, such interest being calculated on each such overdue amount from the date when such amount became due to the date of actual payment thereof. Such late payment fee shall be in addition to and not in lieu of any and all other rights or remedies that Licensor may have under this Agreement or law relating to a default by Licensee under this Agreement.

         4.9 Records. During the term of this Agreement and for three (3) years after termination of this Agreement, Licensee shall at all times maintain accurate and up-to-date records containing complete data from which amounts due to Licensor under this Agreement may be readily calculated. Further, Licensee shall preserve and permit examination of such records by Licensor's representatives or independent auditors at reasonable intervals and under reasonable conditions during the term of this Agreement and for three (3) years thereafter and, upon request, shall supply to Licensor's representatives or independent auditors all information reasonably requested that is useful in making a proper audit and verification of Licensee's performance of its obligations under this Agreement and of any sublicensee's performance in accordance with the terms of this Agreement.

         4.10 Underpayment. If Licensor determines by audit and inspection of Licensee's books and records that Licensee has failed to pay all royalties due under Paragraph 4.4, Licensee shall pay Licensor one hundred five percent (105%) of such additional royalties as may be due in addition to the interest as provided for in Paragraph 4.8 above. If the amount of underpayment exceeds 5% of the royalties due under Paragraph 4.4, then Licensor shall, in addition to any other remedies available to it, recover from Licensee the reasonable costs incurred in making any such audit and inspection pursuant to Paragraph 4.9 hereof which revealed such shortfall.

         5. INDEMNIFICATION.

         5.1 Indemnification by Licensor. Licensor shall defend, indemnify and hold Licensee and its shareholders, directors, officers, agents, representatives, successors and assigns harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments, fines, penalties, losses, diminution in value and liabilities of any kind or nature:
(a) arising out of the breach by Licensor of any of its warranties, representations and covenants under this Agreement or the Trademark License Agreement; (b) arising out of any misuse by Licensor of the patent process or fraud by Licensor on the patent office.

         5.2 Indemnification by Licensee. Licensee shall defend, indemnify and hold Licensor and its shareholders, directors, officers, agents, representatives, successors and assigns harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments, fines, penalties, losses, diminution in value and liabilities of any kind or nature arising out of any act of Licensee including, but not limited to, those: (a) arising out of the breach by Licensee of any of its warranties, representations and covenants under this Agreement or the Trademark License Agreement; or (b) arising out of any actual or alleged defect in a Product.

         6. PROTECTION AGAINST INFRINGEMENT. In the event that Licensee becomes aware of activity on the part of any third party which may constitute infringement of the Patent Rights, or any other intellectual property rights with respect to which Licensee is granted a license hereunder, Licensee shall give Licensor written notice thereof. Licensee shall, at its sole discretion and expense, have the first exclusive right to initiate and thereafter maintain reasonable efforts to prevent and abate such infringement, including the initiation of an appropriate civil action for infringement and the taking of such other action as may determine to be necessary or appropriate to enforce the Patent Rights or other intellectual property rights with respect to which Licensee is granted a license hereunder. In such event, (i) Licensor will permit the use of its name in, and as a party to, all such suits and execute all pleadings, documents and other papers necessary or appropriate in conjunction therewith, and (ii) Licensee shall receive the full benefits of any action it takes pursuant to this Paragraph, including retaining all sums recovered in any such suit or in settlement thereof after paying Licensor the Earned Royalties which shall be calculated from the amount of Net Sales, if any, asserted by Licensee to support any award of compensatory damages (as opposed to punitive or any other damages). In the event that Licensee fails or refuses to take or cause to be taken any such measures against any third party after six
(6) months from the date of receipt of written notice to Licensee by Licensor of such infringement, Licensor may take such legal action in its own name or in the name of Licensee (if needed) and at its own expense upon giving fourteen (14) days advance, written notice of its intention to do so. In this case, all damages recovered as a result of such action by Licensor shall be and become the property of Licensor. If either party litigates under this Section 6, the other party may, at its option and its cost and expense, participate in meetings with the litigating party and/or its counsel and receive all pleadings, documents and other related papers useful for the purpose of keeping the other party informed of the status of any proceedings commenced by the litigating party.

         7. TERM AND TERMINATION.

         7.1 Term. This Agreement and the Trademark License Agreement shall commence on the effective date hereof and shall expire, unless earlier terminated pursuant to Paragraphs 7.2 or 7.3 of this Agreement, upon the expiration of the last of the Licensed Patents to expire.

         7.2 Termination by Licensor. If Licensee is in material default of any of its obligations under this Agreement, Licensor shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period.

         7.3 Termination by Licensee.

                  (a) This Agreement and the Trademark License Agreement may be terminated by Licensee at any time at will, with or without cause, by the giving of at least ninety (90) days' prior written notice to Licensor by Licensee in which event any license granted hereunder shall, except as otherwise set forth in or contemplated by Paragraph 7.3(b) hereof, terminate upon the effective date of the termination (the "Termination Date") stated in any such notice. In the event of the termination of any such license, neither Licensor nor Licensee shall have any further obligation to the other party hereunder except as expressly provided in Paragraphs 7.3(b), 7.3(c) or 7.4 of this Agreement below.

                  (b) Upon termination of any license granted hereunder or under the Trademark License Agreement, Licensee may, after the effective date of such termination, sell any of its (i) completed Products, (ii) Products then in the process of manufacture, and (iii) Products with respect to which manufacture has been committed at the time of termination by reason of either (x) any contracts for the purchase of materials to be used in the manufacture of such Products or (y) any contract for the sale of such Products, and may, in its sole discretion, utilize any of the rights granted by Licensor under the Trademark License Agreement. All such sales and uses shall be subject to the royalty provisions of Section 4 of this Agreement as though the termination of this Agreement had not occurred.

                  (c) Except as expressly provided in Paragraph 7.3(b), after termination of this Agreement, Licensee may not use develop, market or sell the Products, Product Improvements, Licensed Methods, Patent Rights and Know-how, in any way or manner that would violate any rights of Licensor and Licensee shall take any and all steps reasonably requested by Licensor to completely vest all rights licensed hereunder to Licensee back to Licensor upon any such termination. Furthermore, Licensee may not use any trademark of the Trademark Rights, and all Trademark Rights shall remain the property of Licensor or will thereafter be assigned to Licensor. Termination of this Agreement shall operate to terminate the Trademark License Agreement.

                  (d) In the event that Licensee terminates this Agreement and the Trademark License Agreement under this Section 7, Licensee shall, upon written request of Licensor, deliver to Licensor copies of all material scientific and marketing research documentation related to or used in connection with the Products including, but not limited to, manufacturing sources and technical specifications, reports, surveys, know-how, trademarks (except the Breathe Right(R) trademark), customer lists and other information prepared for or by Licensee with respect to which Licensee shall have the right to deliver; provided, however, that the delivery of any such information and materials will not impair any trade secret relating to Licensee's other existing or contemplated products or be deemed by Licensee to be otherwise confidential in nature.

                  (e) In the event that Licensee terminates this Agreement under this Section 7, Licensee shall grant to Licensor a limited, non-exclusive, worldwide, non-royalty bearing license to any and all improvements to the Products developed by Licensee or any of its employees or consultants between the date hereof and Termination Date which Licensee shall have the right to grant; provided, however, that
         (i) nothing contained in this Paragraph 7(e) shall be in any way construed to confer upon Licensor or any third party any rights to such improvements which may be subject to the proprietary protection of a party other than Licensee including, without limitation, the rights granted to Licensee by Creative Integration & Design, Inc. and its affiliates; (ii) the license granted shall be applicable to the Products and limited for use in the area of nasal support devices for animals and no other purpose.

         7.4 Continued Obligations. Termination shall not relieve or release either party from its obligations to make any payment which may be owing to the other under the terms of this Agreement or from any other liability which either party may have to the other arising out of the terms of this Agreement. Additionally, notwithstanding anything contained herein to the contrary, Sections 3, 5 and 9 shall survive termination of this Agreement and remain in full force and effect.

         8. LICENSEE'S UNDERTAKINGS.

         8.1 Exploitation. Licensee hereby agrees that during the term of this Agreement it will use its best efforts to manufacture, sell and market the Products, and will exert its best efforts to create a demand for the Products in appropriate worldwide markets, and to increase and extend its business in the manufacture, sale and marketing of the Products in appropriate worldwide markets.

         8.2 Distribution. Licensee agrees to undertake and will use its best efforts to investigate and, if determined by Licensee to be commercially feasible, develop a direct distribution system whereby the Products may be marketed directly to the end user.

         8.3 Marking. Licensee agrees to apply appropriate patent notices to the Products and to any product advertisements and packaging.

         8.4 Additional Consent or License. In the event that Licensee believes it to be necessary or desirable to obtain the consent or a license from Creative Integration & Design, Inc. to practice some or all of the Patent Rights under this Agreement, the fees paid by Licensee for any such consent or license shall not affect the royalties set forth in this Agreement. In addition, Licensor acknowledges and agrees that any and all of the rights granted to Licensee by Creative Integration & Design, Inc. are not in any way intended to be considered transferrable or impaired hereunder any circumstances.

         9. MISCELLANEOUS.

         9.1 Recitals, Schedules and Exhibits Incorporated. The Recitals, Schedules and Exhibits are true and correct, incorporated herein and made a part of this Agreement as specifically set forth.

         9.2 Force Majeure. Neither party shall be responsible for any delay or failure in the performance of any obligation hereunder due to strikes, lockouts, fires, floods, acts of God, embargoes, wars, riots, or act or order of any government or governmental agency; provided, however, nothing set forth in this Paragraph 9.2 (except as otherwise set forth in or contemplated by Paragraph 4.7 of this Agreement) shall be construed to relieve Licensee of the requirement that it pay minimum royalties pursuant to Paragraphs 4.5 hereof.

         9.3 Waiver. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's right under this Agreement with respect to other violations.

         9.4 Remedies. The election by either party of any particular right or remedy shall not be deemed to exclude any other right or remedy and all rights and remedies of either party shall be cumulative. The parties agree that, in addition to any other relief afforded under the terms of this Agreement or by law, each party shall have the right to enforce this Agreement by injunctive or mandatory relief to be issued against the other party, it being understood that both damages and specific performance shall be proper modes of relief and are not to be considered as alternative remedies.

         9.5 Notices. All notices and replies thereto required hereunder shall be in writing, signed by the party giving notice, placed in an envelope and either delivered by hand or sent by facsimile or registered mail, postage prepaid, return receipt requested, and properly addressed to the other party. Notices sent by mail shall be deemed received on the date of receipt indicated by the receipt verification provided by the United States Postal Service. Notices sent by facsimile shall be deemed received on the date indicated on the sender's confirmation report. Notice shall be given, mailed or sent to the other party at the following addresses or at such other address as may be given by proper notice:

         If to Licensor:     WinEase, LLC
                             [CONFIDENTIAL TREATMENT REQUESTED]
                             [CONFIDENTIAL TREATMENT REQUESTED]
                             Attn: James R. Chiapetta
                             Fax No.: [CONFIDENTIAL TREATMENT REQUESTED]

         If to Licensee:     CNS, Inc.
                             4400 West 78th Street
                             Minneapolis, MN 55435
                             Attn: Daniel E. Cohen, M.D.
                             Fax No.: (612) 820-6697

         With a copy to:     Lindquist & Vennum P.L.L.P.
                             4200 IDS Center
                             80 South 8th Street
                             Minneapolis, MN 55402-2205
                             Attn: Patrick Delaney
                             Fax No.: (612) 317-3207

         Either party hereto may designate any other address for notices given hereunder by written notice to the other party given at least ten (10) days prior to the effective date of such change.

         9.6 Entire Agreement. This Agreement, together with the attached schedules and exhibits, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and discussions (whether written or oral); there are no oral promises, representations or warranties not set forth in this Agreement. No modification of this Agreement or waiver of any of its terms shall be binding upon the parties unless said modification or waiver is in writing, signed by both parties, and states that it is an amendment to this Agreement.

         9.7 Parties in Interest. This Agreement shall inure to the benefit of, be binding upon, and be enforceable against the parties hereto, their respective successors and assigns.

         9.8 Governing Law. The parties hereby irrevocably submit and consent to the jurisdiction of Minnesota state and federal courts over any action or proceeding arising out of or relating to this Agreement and further agree that all claims in respect of such action or proceeding shall be heard and determined in any such court which shall construe and enforce the Agreement under the internal laws (and not the laws of conflicts) in such state. Licensor and Licensee hereby waive any argument that venue in such forums is not convenient.

         9.9 Severability. If any portion of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, such portion shall be deemed revised or "blue lined" so that it is enforceable to the fullest extent possible under applicable law and the remaining provisions shall remain in full force and effect as if such invalid provision had not been included herein.

         9.10 Reasonableness. Licensor and Licensee agree that the restrictions, covenants, agreements and obligations contained in this Agreement are reasonable and necessary to protect the legitimate interests of the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       CNS, INC.



                                       By:
                                          --------------------------------------
                                          Its:
                                               ---------------------------------


                                       WINEASE, LLC



                                       By:
                                          --------------------------------------
                                          Its:
                                               ---------------------------------

                                LIST OF SCHEDULES

                   Number                            Description
                   ------                            -----------

                   1.5                               Patent Rights
                   1.6                               Trademark Rights
                   2.6                               Countries List

                                  SCHEDULE 1.5

                         DESCRIPTION OF LICENSED PATENTS

         U.S. Patent Applications and all other applications and continuations thereof filed in connection with the Products together with any and all international filings as further described in Section 1.3 of this Agreement.

                  Application                                     Status
                  -----------                                     ------

         U.S. patent application serial no. 08/843,741    Issue fee paid 12/3/98

         U.S. patent application serial no. 09/018,603    Filed 2/4/99

         U.S. patent application serial no. 09/250,658    Filed 2/16/99

         M&G docket no. 12460.1-US-I2                     Filed 3/8/99

         PCT/US98/07885                                   Filed 4/17/98

                                  SCHEDULE 1.6

                     DESCRIPTION OF CERTAIN TRADEMARK RIGHTS

         U.S. trademark registration and pending trademark applications as further described in Section 1.6 of this Agreement.

         FLAIR

         NSD

                                  SCHEDULE 2.6

                                 COUNTRIES LIST

         1.    United States;

         2.    Canada;

         3.    China;

         4.    Japan;

         5.    Mexico;

         6.    New Zealand;

         7.    Australia; and

         8.    Countries located in Europe.

                                    EXHIBIT A

                           TRADEMARK LICENSE AGREEMENT

         This Trademark License Agreement (the "Agreement") is entered into and is effective as of this 12th day of March, 1999 by and between WinEase, L.L.C. ("LICENSOR"), a Minnesota limited liability company, and CNS, Inc. ("LICENSEE"), a Delaware corporation, upon the following terms and conditions:

                                    Recitals

         WHEREAS, LICENSOR and LICENSEE have entered into that certain license agreement on even date herewith (the "License Agreement");

         WHEREAS, LICENSOR is the sole and exclusive owner of the certain "Trademark Rights" (as defined in the License Agreement); and

         WHEREAS, LICENSEE wishes to have the right but not the obligation use the Trademark Rights in connection with the sale and marketing of the "Products" (as defined in the License Agreement) and to license from LICENSOR whatever rights LICENSOR may have in the Trademark Rights for use in connection with the Products;

         WHEREAS, LICENSOR is willing to grant such a license on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, LICENSOR and LICENSEE agree as follows:

                              Terms and Conditions

         1. Definitions. The following definitions shall apply to this
Agreement:

                  1.1 The term "Marks" shall mean the Trademark Rights.

                  1.2 The term "Licensed Goods" shall mean the Products.

                  1.3 The term "Term" shall mean the time period specified in paragraph 3 of this Agreement.

                  1.4 The term "Territory" shall mean worldwide.

         2. Grant of Rights and Licenses. Subject to all of the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE an exclusive, worldwide, royalty-free right and license during the Term of this Agreement to reproduce, display, broadcast, publish and otherwise use any of the Marks in connection with the Licensed Goods by LICENSEE throughout the Territory, and LICENSEE hereby accepts such right and license subject to the terms and conditions of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, LICENSEE shall not be under any obligation to use any of the Marks in connection with the sale of the Products or otherwise.

         3. Term. This Agreement and any licenses granted by LICENSOR hereunder shall commence as of the effective date hereof and shall continue in full force and effect through the term of the License Agreement, at which time they will automatically terminate, unless sooner terminated in accordance with the terms and conditions of the License Agreement.

         4. Quality Assurance.

                  4.1 LICENSOR is familiar with LICENSEE'S human nasal dilator products and finds them to be of acceptable quality. LICENSEE agrees that any of the Licensed Goods used with the Marks will be of substantially similar quality. LICENSEE agrees to submit evidence of the nature of the Licensed Goods used with the Marks to LICENSOR for review and approval from time to time upon LICENSOR's reasonable request.

                  4.2 LICENSEE agrees to take all responsibility for any Licensed Goods with which the Marks are used. LICENSEE agrees to comply in all material respects with all applicable laws and regulations and obtain all appropriate governmental approvals pertaining to the Licensed Goods offered in connection with the Marks.

         5. Trademark Use and Ownership.

                  5.1 In the event that LICENSEE shall at any time elect to use any of the Marks, LICENSEE agrees to use the Marks only in the form and manner with appropriate legends as may be prescribed from time to time by LICENSOR.

                  5.2 In the event that LICENSEE shall at any time elect to use any of the Marks, LICENSEE agrees that it shall cause to appear in connection with the Licensed Goods, such reasonable trademark notice as LICENSOR may reasonably designate.

                  5.3 LICENSEE acknowledges and agrees that LICENSOR is the owner of all rights in and to the Marks and that LICENSEE will not during the Term of this Agreement or at any time thereafter use the Marks or any element thereof in any form and for any goods or services or challenge the use or registration thereof except as permitted under this Agreement or contemplated by the License Agreement without the prior written permission of LICENSOR.

                  5.4 LICENSEE agrees that it will not state or imply either directly or indirectly that LICENSEE or LICENSEE's activities, other than those permitted by this Agreement, are supported, endorsed, or sponsored by LICENSOR and, upon the direction of LICENSOR, LICENSEE.

                  5.5 LICENSEE recognizes the goodwill associated with the Marks and acknowledges that said goodwill belongs exclusively to LICENSOR and that any use of the Marks by LICENSEE at any time (whether during or after the term of this Agreement) will, except as otherwise contemplated by the transactions set forth in the License Agreement, inure solely to the benefit of LICENSOR, and LICENSEE hereby assigns any such goodwill in its entirety to LICENSOR upon termination of this Agreement. Nothing contained herein shall be construed to confer upon LICENSOR any rights of LICENSEE in or to the Breathe Right(R) mark.

                  5.6 LICENSEE will comply with the provisions of all laws of the United States and each state in which it elects, in its sole discretion, to use the Marks regarding trademarks and service marks.

         6. Infringement. LICENSEE agrees to notify LICENSOR promptly of any known use of the Mark by others not duly authorized by LICENSOR. Notification of such infringement shall include all details known by LICENSEE that would enable or aid LICENSOR to investigate such infringement.

         7. Disputes Relating to the Mark. The parties acknowledge and agree that all of the provision of Paragraph 6 of the License Agreement shall govern the parties' rights with respect to disputes relating to the Marks with third parties.

         8. No Agency. Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relationship between LICENSEE, on the one hand, and LICENSOR, on the other hand, and no party shall so hold itself out. LICENSEE shall have no right to obligate or bind LICENSOR in any manner whatsoever.

         9. Limited Warranty.

                  9.1 LICENSOR warrants it has the lawful capacity to execute this Agreement, but does not warrant and shall not be held to have warranted the validity or scope of the Marks licensed under this Agreement except as may otherwise be set forth in the License Agreement.

                  9.2 LICENSOR makes no representations or warranties with respect to the Licensed Goods provided by LICENSEE and disclaims any liability arising out of the Licensed Goods offered by LICENSEE under the Marks except as may otherwise be set forth in the License Agreement.

         10. Assignability. This Agreement shall inure to the benefit of LICENSOR, its successors and assigns, but will be personal to LICENSEE and shall be assignable by LICENSEE only to the extent that the rights of LICENSEE are assignable under the License Agreement.

         11. Termination. The termination of the License Agreement shall operate to terminate this Agreement.

         12. Effect of Termination.

                  12.1 Except as may otherwise be set forth in Section 7 of the License Agreement, the license granted hereunder shall cease immediately upon termination of this Agreement for any reason.

                  12.2 The exercise by any party of its rights to terminate this Agreement as provided herein shall be in addition to and not in lieu of any other remedies such party may have under this Agreement or otherwise.

         13. Waiver. No waiver by a party of any breach of any term or provision of this Agreement shall be construed to be a waiver of any preceding or succeeding breach of the same or any other term or provision hereof. The parties' various rights and remedies under this Agreement shall be construed to be cumulative and no one of them is exclusive of any other or of any right or remedy allowed by law or in equity.

         14. Notices. All notices to be given hereunder must be in writing and shall be given hereto in the manner and at the addresses set forth in the License Agreement.

         15. No Act Contrary to Law; Severability. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, governmental regulation or order or ordinance, then the latter shall prevail, and in such event the provision or provisions of the Agreement affected shall be curtailed and limited only to the extent necessary to bring it or them within legal requirements. All other terms of the Agreement shall remain unaffected.

         16. Governing Law; Jurisdiction. This Agreement shall be deemed to have been made in the State of Minnesota, and its validity, construction and effect shall be governed by and enforced pursuant to the substantive laws of the State of Minnesota without regard to its conflicts of laws principles.

         17. Entire Agreement. This Agreement, together with the License Agreement and attached schedules, constitutes the entire agreement between the parties relating to the subject matter hereof and shall supersede any and all prior written or oral agreements between the parties relating to the subject matter hereof. This Agreement may not be amended except by a written instrument signed by each of the parties hereto. Each party acknowledges that it has not executed this Agreement in reliance upon any representation or promise made by any person, except as expressly provided for in this Agreement or the License Agreement.

         18. Inconsistent Provisions. To the extent that any term or provision in this Agreement is inconsistent with any term or provision in the License Agreement, the terms and provisions of the License Agreement shall in all respects control.

         19. Unavoidable Delay. If any party's obligations hereunder are affected by reason of fire, flood, casualty, Act of God, lockout, strike, labor conditions, unavoidable accident, LICENSOR calamity, mechanical or other breakdown, riot, enactment of law or by any similar cause (collectively referred to as "Unavoidable Delay"), its obligations hereunder herein shall be suspended during the period of such suspension period due to the Unavoidable Delay, except that any such suspension period due to such Unavoidable Delay shall in no event exceed six (6) months.

         20. Headings. The headings or captions of this Agreement or any paragraph hereof are inserted for purposes of convenience only and shall not be deemed to limit, affect the scope, meaning or intent of this Agreement, nor shall they otherwise be given any legal effect.

         21. Recitals. The Recitals are true and correct, incorporated herein and made a part of this Agreement.

         22. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and will, when taken together, constitute this Agreement notwithstanding that each party is not a signator to the same counterpart.

         23. Binding on Successors. This Agreement will fully bind and inure to the benefit of each party and its respective heirs, successors, permissible assigns, and agents.

         24. Further Documents. The parties agree to execute such further documents as may be reasonably requested by the others to effectuate any of the provisions or purposes of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized agents effective as of the date first written above.

                                       LICENSOR:

                                       WinEase, LLC


                                       By
                                         ---------------------------------------
                                       Print Name:
                                                  ------------------------------
                                       Title:
                                             -----------------------------------

                                       LICENSEE:

                                       CNS, Inc.


                                       By
                                         ---------------------------------------
                                       Print Name:
                                                  ------------------------------
                                       Title:
                                             -----------------------------------